Exhibit 21.1

Green EnviroTech Corp. (Nevada corporation)
Green EnviroTech Wisconsin, Inc. (Wisconsin corporation)
Green EnviroTech Riverbank, Inc. (California corporation)
Magic Bright Limited (Hong Kong corporation)